THE BRINK'S COMPANY

Notice of Guaranteed Delivery of Shares of Common Stock

      This Notice of Guaranteed Delivery, or one substantially in form hereof, must be used to accept the tender offer by The Brink's Company to purchase for cash up to 10,000,000 shares of its common stock, $1.00 par value per share (including the associated preferred stock purchase rights), at a price not greater than $52.50 nor less than $47.50 per share, net to the seller in cash without interest, as specified by shareholders tendering their shares, and if:

      (a) certificates evidencing shares of common stock, $1.00 par value per share, of The Brink's Company are not immediately available or cannot be delivered to the Depositary before the Expiration Date (as defined in the Offer to Purchase);

      (b) the procedure for book-entry transfer described in the Offer to Purchase and the related Letter of Transmittal cannot be completed on a timely basis; or

      (c) time will not permit all required documents, including a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), an agent's message in the case of a book-entry transfer (as defined in the Offer to Purchase) or the specific acknowledgement in the case of a tender through the automated tender offer program of the book-entry transfer facility (as defined in the Offer to Purchase), and any other required documents, to reach the Depositary prior to the Expiration Date.

      This Notice of Guaranteed Delivery, properly completed and duly executed, may be delivered by hand, mail, overnight courier or facsimile transmission to the Depositary. See Section 3 of the Offer to Purchase.

To: Computershare Trust Company, N.A., Depositary

By First Class Mail: The Brink's Company c/o Computershare Trust Company, N.A. P.O. Box 859208 Braintree, Massachusetts 02185-9208	By Facsimile Transmission: (eligible institutions ONLY) (781) 380-3388	By Overnight Mail: The Brink's Company c/o Computershare Trust Company, N.A. 161 Bay State Drive Braintree, Massachusetts 02184
Confirm by Phone: (eligible institutions ONLY) (781) 843-1833 ext. 200

      For this notice to be validly delivered, it must be received by the Depositary at one of the above addresses before the tender offer expires. Delivery of this notice to another address will not constitute a valid delivery. Deliveries to The Brink's Company, the Dealer Manager, the Information Agent or the book-entry transfer facility will not be forwarded to the Depositary and will not constitute a valid delivery.

      This Notice of Guaranteed Delivery is not to be used to guarantee signatures. If a signature on the Letter of Transmittal is required to be guaranteed by an eligible guarantor institution (as defined in the Offer to Purchase) under the instructions to the Letter of Transmittal, the signature guarantee must appear in the applicable space provided in the signature box on the Letter of Transmittal.

NOTICE OF GUARANTEED DELIVERY

      By signing this Notice of Guaranteed Delivery, you tender to The Brink's Company at the price per share indicated in this Notice of Guaranteed Delivery, upon the terms and subject to the conditions described in the Offer to Purchase and the related Letter of Transmittal, receipt of which you hereby acknowledge, the number of shares specified below pursuant to the guaranteed delivery procedure described in Section 3 of the Offer to Purchase. All shares tendered and purchased will include the associated preferred stock purchase rights issued pursuant to the Amended and Restated Rights Agreement, dated as of September 1, 2003, between The Brink's Company and Computershare Trust Company, N.A. (formerly Equiserve Trust Company, N.A.), as Rights Agent, and, unless the context otherwise requires, all references to shares include the associated common stock purchase rights.

Number of shares to be tendered:

                 shares.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED (See Instruction 5 to Letter of Transmittal)
CHECK ONLY ONE BOX. IF MORE THAN ONE BOX IS CHECKED OR IF NO BOX IS CHECKED, THERE IS NO PROPER TENDER OF SHARES
You must check one box and only one box if you want to tender your shares. If more than one box is checked or if no box is checked, your shares will not be properly tendered.
By checking one of the following boxes below instead of the box under “Shares Tendered at a Price Determined pursuant to the Offer,” you are tendering shares at the price checked. This action could result in none of your shares being purchased if the purchase price selected by The Brink's Company for the shares is less than the price checked below. If you want to tender portions of your shares at more than one price, you must complete a separate Letter of Transmittal for each price at which you tender shares. The same shares cannot be tendered at more than one price.
(Shareholders who desire to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are tendered.)
☐ $47.50	☐ $48.00	☐ $48.50	☐ $49.00	☐ $49.50	☐ $50.00	☐ $50.50	☐ $51.00	☐ $51.50	☐ $52.00	☐ $52.50
☐ $47.60	☐ $48.10	☐ $48.60	☐ $49.10	☐ $49.60	☐ $50.10	☐ $50.60	☐ $51.10	☐ $51.60	☐ $52.10
☐ $47.70	☐ $48.20	☐ $48.70	☐ $49.20	☐ $49.70	☐ $50.20	☐ $50.70	☐ $51.20	☐ $51.70	☐ $52.20
☐ $47.80	☐ $48.30	☐ $48.80	☐ $49.30	☐ $49.80	☐ $50.30	☐ $50.80	☐ $51.30	☐ $51.80	☐ $52.30
☐ $47.90	☐ $48.40	☐ $48.90	☐ $49.40	☐ $49.90	☐ $50.40	☐ $50.90	☐ $51.40	☐ $51.90	☐ $52.40

OR

Shares Tendered at a Price Determined pursuant to the Tender Offer:

☐	By checking this one box instead of one of the price boxes above, you are tendering shares and are willing to accept the purchase price selected by The Brink's Company in accordance with the terms of the tender offer. This action will maximize the chance of having The Brink's Company purchase your shares (subject to the possibility of proration). Note this election could result in your shares, as well as all shares purchased by The Brink's Company pursuant to the offer, being purchased at the minimum price of $47.50 per share and, in general, may have the effect of decreasing the price of the shares tendered in the offer. On November 15, 2005, the last full trading day before The Brink's Company announced that it had entered into an agreement for the sale of its BAX Global operating unit and indicated its intention to return between approximately $400 to $600 million to holders of The Brink's Company's common stock through share repurchases, the last reported sale price of our common stock on the New York Stock Exchange (“NYSE”) was $47.98 per share. On March 8, 2006, the last full trading day prior to the commencement of the tender offer, the last reported sale price of the shares on the NYSE was $48.63 per share. The lower end of the price range for the tender offer is below the current market price for the shares. Shareholders are urged to obtain current market quotations for the common stock.

ODD LOTS (SEE INSTRUCTION 8 TO THE LETTER OF TRANSMITTAL)
Complete this section ONLY if you own, or are tendering on behalf of a person who owns, beneficially or of record, an aggregate of fewer than 100 shares (not including any shares held in The Brink's Company 401(k) Plan or the BAX Global 401(k) Plan) and are tendering all shares.

You either (check one box):

☐ are the beneficial or record owner of an aggregate of fewer than 100 shares, all of which are being tendered; or

☐ are a broker, dealer, commercial bank, trust company, or other nominee that (a) is tendering for the beneficial owner(s), shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 shares and is tendering all of the shares.

CONDITIONAL TENDER (SEE INSTRUCTION 15 TO THE LETTER OF TRANSMITTAL)

You may condition your tender of shares on The Brink's Company purchasing a specified minimum number of your tendered shares, all as described in Section 6 of the Offer to Purchase. Unless the minimum number of shares you indicate below is purchased by The Brink's Company in the tender offer, none of the shares you tendered will be purchased. It is your responsibility to calculate that minimum number of shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum number of shares specified, your tender will be deemed unconditional.

☐ The minimum number of shares that must be purchased, if any are purchased, is: shares.

If because of proration, the minimum number of shares that you designated above will not be purchased, The Brink's Company may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and checked this box:

☐ The tendered shares represent all shares held by me.

(Please type or print)
Certificate Nos. (if available):

Name(s)

Address(es)

Area Code(s) and Telephone Number(s)

SIGN HERE

Signature(s)

Dated:

If Shares will be tendered by book-entry transfer, check this box: ☐

Account Number:

GUARANTEE OF SIGNATURE(S)
(SEE INSTRUCTIONS 1 AND 2 TO THE LETTER OF TRANSMITTAL)

Authorized Signature:

Address:

(Including Zip Code)

Name:
(Please Print)

Title:

Name of Firm:

Telephone Number:

Date: , 2006

GUARANTEE OF DELIVERY

      The undersigned, a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (each of the foregoing constituting an “eligible guarantor institution”), guarantees the delivery to the Depositary of the shares tendered, in proper form for transfer, or a confirmation that the shares tendered have been delivered pursuant to the procedure for book-entry transfer described in the Offer to Purchase into the Depositary's account at the book-entry transfer facility, in each case together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), an agent's message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through the automated tender offer program of the book-entry transfer facility, and any other required documents, all within three NYSE trading days after the date of receipt by the Depositary of this Notice of Guaranteed Delivery.

      The eligible guarantor institution that completes this form must communicate the guarantee to the Depositary and must deliver the Letter of Transmittal and certificates representing shares to the Depositary within the time period set forth in the Offer to Purchase. Failure to do so could result in a financial loss to the eligible guarantor institution.

Authorized Signature:

Address:

(Including Zip Code)

Name:
(Please Print)

Title:

Name of Firm:

Telephone Number:

Date: , 2006

DO NOT SEND STOCK CERTIFICATES WITH THIS FORM. YOUR STOCK CERTIFICATES MUST BE SENT WITH THE LETTER OF TRANSMITTAL.